CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of May 22, 1996 among Matlack DE, Inc. (the "Company"), Matlack, Inc. ("MI"), Safeway Chemical Transportation, Inc. (SCT"), Brite-Sol Services, Inc. ("BSS") (the Company, MI, SCT and BSS are individually and collectively referred to as "the Borrower") and First Union National Bank (the "Bank").

     WHEREAS, the Bank has agreed to make available to the Borrower a credit facility upon the terms and conditions set forth in this Agreement and the Master Credit Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                            ARTICLE I

                           DEFINITIONS

     1.01 Certain Defined Terms. Terms not otherwise defined herein shall have the same meaning as in the Master Credit
Agreement.  The following terms have the following meanings:

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means

               (i)  with respect to Prime Rate Loans, 0%;

               (ii) with respect to Swing Loans, 0%;

               (iii) with respect to LIBOR Loans and Letter of Credit Fees, (A) 2% if Level I Status exists, (B) 1.5% if Level II Status exists, (C) 1.125% if Level III Status exists, (D) .875% if Level IV Status exists and
          (E) .625% if Level V Status exists; and

               (iv) with respect to the Non-Use Fee, (A) .500% if Level I Status exists, (B) .500% if Level II Status exists, (C) .375% if Level III Status exists, (D) .250% if Level IV Status exists and (E) .250% if Level V Status exists.

          As of the Effective Date, Level III Status shall exist.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" means First Union National Bank. Unless the context otherwise clearly requires, references to such institution as a "Bank" shall also include any of such institution's affiliates.

          "Borrowing" means a borrowing hereunder consisting of Revolving Loans or Term Loans of the same Type made to the Borrower on the same day by the Bank under Article II, and, other than in the case of Prime Rate Loans, having the same Interest Period.

          "Borrowing Base" means, as of any date of determination thereof, an amount equal to the sum of (x) 90% of the net book value of Equipment plus a 75% reserve for replacement tires plus (y) 85% of all Eligible Accounts outstanding at such date.

          "Borrowing Base Certificate" means a certificate duly executed by a Responsible Officer of the Company, substantially in the form of Exhibit A.
          "Borrowing Date" means any date on which a Loan is disbursed.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Philadelphia, Pennsylvania are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means any day on which dealings in foreign currencies and exchanges between banks may be carried on in New York City, New York.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmen-tal Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation control-ling a bank.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank. The Borrower hereby grants the Bank, a security interest in all such cash and deposit account balances.
     Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank.

          "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank.

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Collateral Agent" means Bank of America Illinois in its capacity as collateral agent under the Master Credit
     Agreement.

          "Collateral Documents" means, collectively, (i) the Master Credit Agreement, the Security Agreement, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any Subsidiary or any Guarantor and the Collateral Agent now or hereafter delivered to the Bank pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower or any Subsidiary or any Guarantor as debtor in favor of the Bank as secured party, and
     (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Commitment" means, at any time and as the context may require, either the Revolving Commitment, the L/C Commitment or the Term Commitment (collectively the aggregate of the then Revolving Commitment, the L/C Commitment and the then Term Commitment).

          "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

          "Consolidated Net Worth" means, at any time, the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of the Company and its consolidated
     Subsidiaries prepared in accordance with GAAP.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaran-ty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obli-gation requires that payment for such materials, supplies or other property, or for such services, shall be made regard-less of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Current Maturities" means Indebtedness due within one year.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "EBITDA" means with respect to the Company and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period and (d) Consolidated Total Interest Expense (including, without limitation, fees, commissions and other charges associated with standby letters of credit and other financing charges) paid or accrued during such period.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Fixed Charge Ratio Coverage" means the ratio of EBITDA plus Rental and Lease Expense to the sum of Interest
     Expense, Rental and Lease Expense, Current Maturities and
     20% of Obligations (as defined in the Master Credit Agree-ment), determined on a rolling four quarter basis.

          "FRB" means the Board of Governors of the Federal
     Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Future Lease Obligations" means the aggregate minimum payments required under all operating leases.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pro-nouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision there-of, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Indebtedness" of any Person means, without dupli-cation, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Interest Expense" means for any period the amount which, in conformity with GAAP would be set forth opposite the caption "interest expense" on a consolidated income statement of the Borrower and its Subsidiaries for such period.

          "Interest Payment Date" means, as to a LIBOR Loan, the last day of each Interest Period applicable to such Loan, and as to any Prime Rate Loan or Swing Loan, the earlier of
     (i) the maturity date for such Loan and (ii) the last Business Day of each calendar quarter, and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for a LIBOR Loan ex-ceeds 90 days or three months, respectively, the date that falls 90 days or three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one through thirty days, or one, two, three or six months thereafter;

     provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for the Term Loan or any portion thereof shall extend beyond the Termination Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

               (iv) no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Prime Rate Loans, or by LIBOR Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Issue" means with respect to any Letter of Credit to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued"
     "Issuing" and "Issuance" have corresponding meaning.

          "LIBOR Rate" means, means, with respect to each day during each Interest Period, the rate (rounded to the nearest five decimal places in accordance with the 1991 ISDA Definitions published by the International Swaps and Deriva-tives Association, Inc.) for U.S. dollar deposits of a maturity equal to the applicable Interest Period, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve for any Interest Period.

          "LIBOR Loan" means a Loan that bears interest based on the LIBOR Rate.

          "LIBOR Reserve" means the maximum percentage reserve requirement (rounded to the next higher 1/100 of 1% and expressed as a decimal) in effect for any day during the Interest Period under the Federal Reserve Board's Regulation D for Eurocurrency liabilities as defined therein.

          "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use as Bank shall request.

          "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03.

          "L/C Commitment" means the commitment of Bank to Issue Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the lesser of (i) $4,000,000.00 and (ii) the Revolving Commitment minus outstanding Revolving Loans, as such commitment shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.05; provided that the L/C Commitment is a part of the combined Commit-ments, rather than a separate, independent commitment.

          "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed draw-ings under all Letters of Credit, including all outstanding L/C Borrowings.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of Bank's standard form documents for letter of credit issuances.

          "Letters of Credit" means any standby letters of credit issued by Bank pursuant to Article III.

          "Level I Status" shall exist at any date if, at such date of calculation, the Borrower's Fixed Charge
Coverage Ratio as reported pursuant to Section 4.02 of the Master
Credit Agreement is less than 1.25.

          "Level II Status" shall exist at any date if, at such date of calculation, the Borrower's Fixed Charge Coverage
     Ratio as reported pursuant to Section 4.02 of the Master
     Credit Agreement is greater than or equal to 1.25.

          "Level III Status" shall exist at any date if, at such date of calculation, the Borrower's Fixed Charge Coverage
     Ratio as reported pursuant to Section 4.02 of the Master
     Credit Agreement is greater than or equal to 1.50.

          "Level IV Status" shall exist at any date if, at such date of calculation, the Borrower's Fixed Charge Coverage
     Ratio as reported pursuant to Section 4.02 of the Master
     Credit Agreement is greater than or equal to 1.75.

          "Level V Status" shall exist at any date if, at such date of calculation, the Borrower's Fixed Charge Coverage
     Ratio as reported pursuant to Section 4.02 of the Master
     Credit Agreement is greater than or equal to 2.0.

          "Leverage Ratio" means the ratio of Senior Indebtedness plus the net present value (in calculating the net present value the discount rate shall be 10%) of Future Lease
     Obligations plus L/C Obligations to Consolidated Adjusted
     Net Worth.

          "Loan" means an extension of credit by the Bank to the Borrower under Article II or Article III in the form of a Revolving Loan, Term Loan or L/C Advance.

          "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the L/C-Related Documents and all other documents delivered to the Bank in connection with the transactions contemplated by this Agreement and the Master Credit Agreement.

          "Master Credit Agreement" means the master credit agreement among the Borrower, the Bank and Bank of America
     Illinois, dated as of the same date hereof.

          "Non-Use Fee" means the percentage per annum of the unused commitment.

          "Notes" means the Revolving Credit Note and the Term
     Note.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit C.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Prime Rate" means the rate of interest established by the Bank as its reference rate in making loans, and is not tied to any external rate of interest or index. The rate of interest charged hereunder shall change automatically and immediately as of the date of any change in the Prime Rate, without notice to the Borrower.

          "Prime Rate Loan" means a Loan that bears interest based on the Prime Rate.

          "Rental and Lease Expense" means principal and interest payments paid under operating leases.

          "Requirement of Law" means, as to any Person, any law
     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental
     Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

          "Revolving Commitment" means $12,000,000 provided, however, that the aggregate outstandings to both Banks under the Master Credit Agreement shall not exceed the Borrowing
     Base.

          "Revolving Credit Note" has the meaning specified in
     Section 2.01(a).

          "Revolving Loan" has the meaning specified in
     Section 2.01.


          "Revolving Termination Date" means the earlier to occur of:
               (a) March 31, 1997 provided, however, that such day may be extended an additional year if the Borrower and Bank agree to such extension; and

               (b) the date on which the Revolving Commitment terminates in accordance with the provisions of this Agreement.

          "Security Agreement" means the Security Agreement executed and delivered by the Borrower pursuant to the Master Credit Agreement, as applicable, as amended, supplemented, or restated from time to time.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

          "Surety Instruments" means all letters of credit
     (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swing Loan" means a Loan of a maturity less than thirty (30) days that bears interest based on the Swing Loan
     Rate.

          "Swing Loan Rate" means a rate of interest quoted by the Bank at the request of the Borrower, for a Loan of a maturity of less than thirty days (as indicated by the Borrower), and accepted by the Borrower within one hour of the Banks quotation of the interest rate.

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

          "Termination Date" means the earlier of (a) five years from the Revolving Termination Date and (b) the date on which the Commitment terminates in accordance with the provi-sions of this Agreement.

          "Term Commitment" has the meaning specified in Section
     2.01(b).

          "Term Loan" has the meaning specified in Section 2.01.

          "Term Note" has the meaning specified in Section 2.01
     (b).

          "Type" has the meaning specified in the definition of "Loan."

          "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determina-tion is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applica-ble to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (1) The term "documents" includes any and all instruments, documents, agreements, certificates, inden-tures, notices and other writings, however evidenced.

               (2) The term "including" is not limiting and means "including without limitation."

               (3) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."


               (4) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d)  Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regula-tion.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involve-ment in their preparation.

     1.03 Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.







                           ARTICLE II

                           THE CREDITS

     2.01 Amounts and Terms of Commitment.

          (a) The Revolving Credit. The Bank agrees, on the terms and conditions set forth herein and in the Master Credit Agreement, to make loans to the Borrower (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstand-ing the lesser of: (i) Revolving Commitment less L/C Obligations; and (ii) the Borrowing Base at such time. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this subsection prepay under Section 2.06 and reborrow under this subsection.
The obligations of the Borrower to repay the Revolving Loans and to pay accrued interest thereon shall be evidenced by a promissory note, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Revolving Credit Note"). Revolving Loans may be outstanding as Prime Rate Loans, LIBOR Loans, or Swing Loans.

          (b) The Term Credit. On the Revolving Termination Date, the Bank agrees, on the terms and conditions set forth herein, to convert the amount of Revolving Loans to a Term Loan (a "Term Loan", the "Term Commitment")) which shall then amortize in equal monthly principal payments from the Revolving Termina-
tion Date to the Termination Date.   Amounts borrowed as Term
Loans which are repaid or prepaid by the Borrower may not be reborrowed. The obligations of the Borrower to repay the out-standing principal of the Term Loan and to pay accrued interest thereon shall be evidenced by a promissory note, to be executed and delivered to the Bank on or before the date of conversion in substantially the form of the Term Note attached hereto as Exhibit E (the "Term Note").

          (c) The L/C Commitment. The L/C Commitment is described in Article III. On the Revolving Termination Date and each anniversary thereafter through the Termination Date, the Bank may elect on an annual basis to continue the L/C Commitment, on the terms and conditions set forth herein, in an amount not to exceed the Borrowing Base less the aggregate principal amount of the Term Loan.

          (d) Joint and Several Liability. The obligations of each Borrower hereunder are joint and several.

     2.02 Loan Accounts. The Loans made by the Bank shall be evidenced by the Notes and by one or more loan accounts or records maintained by the Bank in the ordinary course of business. The loan accounts or records maintained by the Bank shall be conclusive (absent manifest error) evidence of the amount of the Loans made by the Bank to the Borrower, the interest rate applicable thereto and all payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.


     2.03  Procedure for Borrowing.

          (a) Each Loan shall be made upon the Borrower's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 11:00 a.m.) (Philadelphia, Pennsylvania time) (i) two Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) on the requested Borrowing Date, in the case of Prime Rate Loans or Swing Loans, specifying:

               (1) The amount of the Loan, which shall be in a minimum amount of $100,000 or any multiple of $100,000 in excess thereof;

               (2) The requested Borrowing Date, which shall be a Business Day;

               (3) Whether the Loan is to be a LIBOR Loan, a Prime Rate Loan or a Swing Loan;

               (4) In the case of a Swing Loan, the maturity date and Swing Loan Rate applicable thereto, or in the case of a LIBOR Loan, the duration of the Interest Period applicable to the Loan included in such notice. If the Notice of Borrowing fails to specify the dura-tion of the Interest Period for a LIBOR Loan, such Interest Period shall be three months.

          (b) The proceeds of the Loans will be made available to the Borrower by the Bank by crediting the account of the Borrower on the books of the Bank with such proceeds or by wire transfer in accordance with written instructions provided to the Bank by the Borrower.

          (c) After disbursing any Loan, unless the Bank shall otherwise consent, in the case of LIBOR Loans there may not be more than three different Interest Periods in effect, and in the case of Swing Loans there may not be more than five Swing Loans outstanding at any time.

     2.04  Conversion and Continuation Elections.

          (a) The Borrower may, upon irrevocable written notice to the Bank in accordance with subsection 2.04(b):

               (1) elect, as of any Business Day, in the case of Prime Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, or as of the maturity date applicable thereto in the case of Swing Loans, to convert any such Loans (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof) into Loans of any other Type; or

               (2) elect, as of the maturity date applicable thereto, in the case of Swing Loans or the last day of the applicable Interest Period in the case of LIBOR Loans, to continue any Swing Loans or LIBOR Loans (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the amount of a LIBOR Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $100,000, such LIBOR Loan shall automatically convert into a Prime Rate Loan, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Loans, shall terminate.

          (b) The Borrower shall deliver a Notice of Conversion/ Continuation to be received by the Bank not later than 11:00 a.m. (Philadelphia, Pennsylvania time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Loans; and (ii) on the same Business Day as the Conversion/Continuation Date, if the Loans are to be converted into Prime Rate Loans or Swing Loans, specifying:

                    (A)  The proposed Conversion/Continuation
     Date;

                    (B)  The aggregate amount of Loans to be
          converted or continued;

                    (C)  The Type of Loans resulting from the
          proposed conversion or continuation; and

                    (D)  The duration of the requested Interest
          Period, in the case of LIBOR Loans, or the maturity date, in the case of Swing Loans.

          (c) If upon the expiration of any Interest Period applicable to LIBOR Loans or maturity date applicable to any Swing Loans, the Borrower has failed to select timely a new Interest Period or maturity date to be applicable to such LIBOR Loans or Swing Loans, as applicable, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Loans or Swing Loans into Prime Rate Loans effective as of the applicable maturity date or expiration date of such Interest Period.

          (d) Unless the Bank otherwise consents, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Loan.

               (e) After giving effect to any conversion or continuation of Loans, unless the Bank shall otherwise consent, there may not be more than three different Interest Periods in effect and there may not be more than five Swing Loans outstand-ing.

     2.05 Voluntary Termination or Reduction of Commitment. The Borrower may, upon not less than five Business Days' prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment by a minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the Commitment then in effect. Once reduced in accordance with this Section, the Commitment may not be increased. All accrued commitment fees to, but not including the effective date of any reduction or termination of the Commitment, shall be paid on the effective date of such reduction or termination.

     2.06 Optional Prepayments. Subject to Section 4.04, the Borrower may, at any time or from time to time, upon not less than two Business Days' irrevocable notice to the Bank, ratably prepay Loans in whole or in part, in minimum amounts of $100,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. Optional prepayments of Term Loans shall be applied to the principal installments in inverse order of maturity.

     2.07  Mandatory Prepayments of Loans; Mandatory Commitment
Reductions.

          (a) Borrowing Base Overage. On each date when the aggregate outstanding principal amount of the Loans exceeds the lesser of the Borrowing Base or the aggregate Commitments, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to such excess.
          (b) General. Any prepayments pursuant to this Section shall be applied first to any Prime Rate Loans then outstanding, then to Swing Loans then outstanding, and then to LIBOR Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Prime Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay Swing Loans on a day other than the maturity dates applicable thereto or LIBOR Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Bank until such maturity date or the end of such Interest Period at which time such pledged amounts will be applied to prepay such Swing Loans or LIBOR Loans. The Borrower shall pay, together with each prepayment under this Section, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04.

          (c) Reduction of Commitment. Upon the making of any mandatory prepayment under this Section 2.07, the Commitment of the Bank shall automatically be reduced by an amount equal to the aggregate amount of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of the Commitment, shall be paid on the effective date of such reduction or termination.

     2.08  Repayment.

          (a)  The Term Credit. The Borrower shall repay the Term
Loan in equal monthly installments on the last Business Day of each month commencing on the last day of the first month following the Revolving Termination Date and on the last day of each month thereafter and ending on the Termination Date.

          (b) The Revolving Credit. The Borrower shall repay to the Bank in full on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date, except as provided in Section 2.01(b).

     2.09  Interest.

          (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from its Borrowing Date at a rate per annum equal to the LIBOR Rate, the Swing Loan Rate or the Prime Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

          (b) The Term Loan, or portions thereof, shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate or the Prime Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

          (c) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

          (d) Notwithstanding subsections (a) and (b) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Prime Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Loan or the maturity date of any Swing Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Borrower shall pay the Bank interest at the highest rate permitted by applicable law.

     2.10 Fees. The Borrower shall pay to the Bank a Non-Use Fee on the average daily unused portion of the Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank, equal to the Applicable Margin. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on the Closing Date through the Termination Date, with the final payment to be made on the Termination Date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

     2.11  Computation of Fees and Interest.

          (a) All computations of interest for Swing Loans and Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Borrower in the absence of manifest error.

     2.12  Payments by the Borrower.

          (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Bank at the place indicated as the place of payment in the signature pages of this Agreement or such other address as the Bank may specify in writing to the Borrower from time to time, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Philadelphia, Pennsyl-vania time) on the date specified herein. Any payment received by the Bank later than 12:00 p.m. (Philadelphia, Pennsylvania time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the defini-tion of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     2.13  Collateral   All obligations of the Borrower under
this Agreement and all other Loan Documents are subject to the provisions with respect to Collateral as set forth in the Master
Agreement.

                           ARTICLE III

                      THE LETTERS OF CREDIT

     3.01 The Letter of Credit facility. (a) On the terms and conditions set forth herein the Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, and during any such additional period pursuant to Section 2.01(c), to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with the provisions herein, and (B) to honor drafts under the Letters of Credit; provided, that the Bank shall not be obligated to Issue, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans exceeds the lesser of: (i) the Borrowing Base; and (ii) the combined Commitments, or (2) the Effective Amount of L/C Obliga-tions exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing periods, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

          (b) The Bank is under no obligation to Issue any Letter of Credit if:

                    (i)  any order, judgment or decree of any
     Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

                    (ii)  the Bank has received written notice
     from the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in
     Article V is not then satisfied;

                    (iii)  the expiry date of any requested
     Letter of Credit is (A) more than 360 days after the date of Issuance, or (B) more than 360 days after the Revolving
     Termination Date;

                    (iv)  the expiry date of any requested Letter
     of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

                    (v)  any requested Letter of Credit does not
     provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank;

                    (vi)  any standby Letter of Credit is for the
     purpose of supporting the issuance of any letter of credit by any other Person; or

                    (vii)  such Letter of Credit is in a face
     amount less than $100,000 or denominated in a currency other than Dollars.

     3.02  Issuance, Amendment and Renewal of Letters of Credit.
(a) Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower received by the Bank at least four days (or such shorter time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit;
(iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may require.

          (b) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank will, upon the written request of the Borrower received by the Bank at least five days (or such shorter time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business
Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to amend any Letter of Credit if: (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or
(B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

          (c) The Bank agrees that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Borrower and upon the written request of the Borrower received by the Bank at least five days (or such shorter time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renew-al, the Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, con-firmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be renewed;
(ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02 upon the request of the Borrower but the Bank shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower hereby authorizes such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Applica-tion from the Borrower requesting such renewal.

          (d) The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

          (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

     3.03 Drawings and Reimbursements. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Borrow-er. The Borrower shall reimburse the Bank prior to 10:00 a.m. (Philadelphia time), on each date that any amount is paid by the Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Bank. In the event the Borrower fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (Philadelphia time) on the Honor Date, the Borrower shall be deemed to have requested that Prime Rate Loans be made by the Bank to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in
Section 5.02. Any notice given by the Bank pursuant to this subsection 3.03(a) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (b) With respect to any unreimbursed drawing that is not converted into Revolving Loans, because of the Borrower's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Borrower shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Prime Rate plus 2% per annum.

     3.04 Bank's Role as the Issuing Bank. (a) The Borrower agrees that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

          (b) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Bank, shall be liable or responsible for any of the matters described in clauses
(i) through (vii) of Section 3.05; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against the Bank, and the Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.05 Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

               (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

               (iii)  the existence of any claim, set-off,
     defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a draw-ing under any Letter of Credit;


               (v) any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

               (vii)  any other circumstance or happening
     whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

     3.06 Cash Collateral Pledge. Upon (i) the request of the Bank, if, as of the Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.07 requiring the Borrower to Cash Collateralize Letters of Credit, then, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations.

     3.07  Letter of Credit Fees.

          (a) The Borrower shall pay to the Bank a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin per annum of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Bank. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

          (b) The Borrower shall pay to the Bank from time to time the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to letters of credit as from time to time in effect.

     3.08  Uniform Customs and Practice.  The Uniform Customs and
Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                           ARTICLE IV

             TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01  Taxes.

          (a) Any and all payments by the Borrower to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.

          (b) If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Bank, then the Borrower shall pay to the Bank, on demand, amounts equal to any Taxes (other than Federal, state or local taxes on the overall income of the Bank), domestic or foreign, which the Bank is required to pay by reason of its funding or disbursement of any portion of the Loans.

          (c) The Bank shall use its best efforts (consistent with legal and regulatory restrictions) to reduce or eliminate the causes referenced in subclause (b) (if any) so as to elimi-nate any such additional payment by the Borrower which may thereafter accrue, if such action or change in the sole judgment of the Bank is not otherwise disadvantageous to the Bank.

     4.02  Illegality.

          (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank to make LIBOR Loans, then, on notice thereof by the Bank to the Borrower, any obligation of the Bank to make LIBOR Loans or to convert Loans into LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist.

          (b) If the Bank determines that it is unlawful to maintain any LIBOR Loan, the Borrower shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full such LIBOR Loans of the Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Loan. If the Borrower is required to so prepay any LIBOR Loan, then concurrently with such prepayment, the Borrower shall borrow from the Bank, in the amount of such repayment, a Prime Rate Loan or a Swing Loan.

          (c) If the obligation of the Bank to make or maintain LIBOR Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank, that all Loans which would otherwise be made by the Bank as LIBOR Loans shall be instead Prime Rate Loans or Swing Loans.
     4.03 Increased Costs and Reduction of Return. If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Borrower, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     4.04 Funding Losses. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) The failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Loan or Swing Loan;

          (b) The failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/
Continuation;

          (c) The failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) The prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period or of a Swing Loan on a day that is not the maturity date applicable thereto; or

          (e) The automatic conversion under Section 2.04 of any LIBOR Loan or Swing Loan to a Prime Rate Loan on a day that is not the last day of the relevant Interest Period or the maturity date applicable thereto;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR
Loans or from fees payable to terminate the deposits from which such funds were obtained.

     4.05 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate applicable pursuant to subsection 2.09 for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Borrower. Thereafter, the obligation of the Bank to make or maintain LIBOR Loans, hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Prime Rate Loans instead of LIBOR Loans.

     4.06 Reserves on LIBOR Loans. The Borrower shall pay to the Bank, as long as the Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days' prior written notice of such additional interest from the Bank. If the Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

     4.07 Certificates of Bank. If the Bank claims reimburse-ment or compensation under this Article IV, it shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank hereunder.

          4.08 Survival. The agreements and obligations of the Borrower in this Article IV shall survive the payment of all other Obligations.

                            ARTICLE V

                      CONDITIONS PRECEDENT

     5.01 Conditions of Initial Credit Extensions. The obliga-tion of the Bank to make its initial Revolving Loan hereunder is subject to the condition that the Bank shall have received on or before the Closing Date all of the following, in form and sub-stance satisfactory to the Bank:

          (a)  Credit Agreement. This Agreement, the Master
Credit Agreement, the Notes and other Loan Documents executed by each party thereto;

          (b)  Resolutions; Incumbency.

               (1) Copies of the resolutions of the board of directors of the Borrower and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower; and

               (2) A certificate of the Secretary or Assistant Secretary of the Borrower, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Borrower or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;


          (c)  Legal Opinions.

               (1) An opinion of Klaus Belohoubek, counsel to the Borrower addressed to the Bank;

          (d) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date;

          (e) Certificate. A certificate signed by a Responsi-ble Officer, dated as of the Closing Date, stating that:

               (1) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

               (2) no Default or Event of Default exists or would result from the Loan; and

               (3) there has occurred since September 30, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse
Effect;

          (f) Other Documents. Such other approvals, opinions, documents or materials as the Bank may request.

     5.02 Conditions to All Credit Extensions. The obligation of the Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section
2.04 and the obligation to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date of Issuance Date:

          (a) Notice, Application. The Bank shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable or in the case of any Issuance of any Letter of Credit, an L/C Application or L/C Amendment Application;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/ Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c)  No Existing Default.  No Default or Event of
Default shall exist or shall result from the making of such Loan or its continuation or conversion or Issuance; and

Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date as applicable, that the conditions in this Section
5.02 are satisfied.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

     The Borrower covenants and agrees that it will comply with the representations and warranties as contained in Article III of the Master Credit Agreement. All of the aforementioned represen-tations and warranties, together with any other provisions of the Master Credit Agreement to which reference is made therein, as well as the related definitions are hereby incorporated herein by reference and shall be deemed to continue in effect for the benefit of the Bank, whether or not the Master Agreement remains in effect between the parties thereto.


                           ARTICLE VII

                      AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that it will comply with the affirmative covenants as contained in Article IV of the Master Credit Agreement. All of the aforementioned covenants, together with any other provisions of the Master Credit Agreement to which reference is made therein, as well as the related definitions are hereby incorporated herein by reference and shall be deemed to continue in effect for the benefit of the Bank, whether or not the Master Agreement remains in effect between the parties thereto.


                          ARTICLE VIII

                       NEGATIVE COVENANTS

     The Borrower covenants and agrees that it will comply with the negative covenants as contained in Article V of the Master Credit Agreement. All of the aforementioned covenants, together with any other provisions of the Master Credit Agreement to which reference is made therein, as well as the related definitions are hereby incorporated herein by reference and shall be deemed to continue in effect for the benefit of the Bank, whether or not the Master Agreement remains in effect between the parties thereto.


                           ARTICLE IX

                        EVENTS OF DEFAULT

     9.01 Event of Default. Any of the following shall consti-tute an "Event of Default":

          (a) Non-Payment. The Borrower fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or of any L/C obligation, or (ii) within five days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or


          (c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in any of
Section 4.14, 5.10 or 5.11 of the Master Credit Agreement; or

          (d)  An Event of Default occurs under the Master Credit
Agreement.

     9.02 Remedies. If any Event of Default occurs, the Bank may:

          (a) Declare its commitment to make Loans and any obligation to Issue Letters of Credit to be terminated, whereupon such commitment and obligation shall be terminated;

          (b) Declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstand-ing Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (c) Exercise on behalf of itself all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event speci-fied in subsection (e) or (f) of Section 7.01 of the Master Credit Agreement, the obligation of the Bank to make Loans and any obligation to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                            ARTICLE X

                          MISCELLANEOUS

     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.



     10.02  Notices.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on
Schedule 10.02; or, as directed to the Borrower or the Bank, to such other address as shall be designated by such party in a written notice to the other party, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the other party.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposit-ed into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II to the Bank shall not be effective until actually received by the Bank.

          (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04 Costs and Expenses. The Borrower shall pay or reimburse the Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by Bank in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connec-tion with any "workout" or restructuring regarding the Loans, and including any Insolvency Proceeding or appellate proceeding).

     10.05  Borrower Indemnification.

          (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Bank, each of its Affiliates, and each of its respective officers, directors, employees, counsel, agents and attorneys-in- -fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disburse-ments (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person by a third party including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

     10.06 Marshalling; Payments Set Aside. The Bank shall be under no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

     10.08 Assignments, Participations, etc. The Bank may at any time assign and delegate to one or more Affiliates all, or any ratable part of all, of the Loans, the Commitment and the other rights and obligations of the Bank hereunder.

     10.09 Confidentiality. The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process, provided, further that Bank agrees to promptly give notice thereof to the Borrower; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its respective
 Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates.

     10.10 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Borrower against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.

     10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Bank, the Bank's Affiliates, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.14  Governing Law and Jurisdiction.

          (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA;
PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER
FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF PENNSYLVANIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJEC-TION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY PENNSYLVANIA LAW.

     10.15 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEM-PLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF THE BANK, PARTICIPANT OR ASSIGN-EE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.16 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and under-standing among the Borrower and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                             Matlack DE, INC.


                             By:
                             Name:
                             Title:


                             By:
                             Name:
                             Title:



                             Matlack, INC.


                             By:
                             Name:
                             Title:


                             By:
                             Name:
                             Title:

                             Safeway Chemical Transportation,
Inc.


                             By:
                             Name:
                             Title:


                             Brite-Sol Services, Inc.


                             By:
                             Name:
                             Title:


                             FIRST UNION NATIONAL BANK


                             By:
                             Name:
                             Title:  Vice President

                            SCHEDULES

Schedule - ADDRESSES FOR NOTICES


                            EXHIBITS

Exhibit A - Form of Borrowing Base Certificate
Exhibit B - Form of Compliance Certificate
Exhibit C - Form of Notice of Borrowing
Exhibit D - Form of Notice of Conversion/Continuation
Exhibit E - Form of Term Note

                            SCHEDULE


                      ADDRESSES FOR NOTICES


FIRST UNION NATIONAL BANK


Notices (other than Borrowing notices and Notices of Conversion/Continuation):

FIRST UNION NATIONAL BANK
123 S. Broad Street
Philadelphia, PA 19109
Att: Grainne Pergolini

                        CREDIT AGREEMENT

                    Dated as of May 22, 1996

                              among

                        Matlack DE, Inc.,

                         Matlack, Inc.,

             Safeway Chemical Transportation, Inc.,

                    Brite-Sol Services, Inc.

                               and

                    First Union National Bank